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News Release

                                                                    Exhibit-99.1

                                                                        CONTACT:
                                                                  John Greenagel
                                                        Strategic Communications
                                                                  (408) 749-3310



                      AMD REPORTS SECOND QUARTER RESULTS

   -- AMD earns a record $207 million, or $1.21 per diluted share after taxes, on record quarterly sales up by 97 percent from second quarter of 1999--

     SUNNYVALE, CA ---- July 19, 2000 --AMD today reported record sales of $1,170,437,000, record operating income of $250,197,000, and record net income of $207,142,000 for the quarter ended July 2, 2000. Operating income rose by 38 percent from the immediate-prior quarter. Net income amounted to $1.21 per diluted share after a 20 percent tax rate. (On an untaxed basis, second-quarter earnings per diluted share would have been $1.51, up by 31 percent from the first quarter when the tax rate was zero.)

     Sales grew by 7 percent from the immediate-prior quarter, for which AMD reported sales of $1,092,029,000, operating income of $180,669,000, and net income of $189,349,000, or $1.15 per diluted share.

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     Sales nearly doubled from the second quarter of 1999, for which AMD reported sales of $595,109,000 and net income of $79,896,000, or $0.53 per diluted share. Revenues from PC processors and flash memory products each more than doubled from the comparable quarter of 1999. The results for the second quarter of 1999 included a one-time, after-tax gain of $259 million from the sale of Vantis Corporation, the company's former programmable logic subsidiary. The results from the second quarter of 1999 also included 11 weeks of operating results from Vantis prior to the effective date of the sale. In the second quarter of 1999, AMD incurred an operating loss of $172,542,000.

     For the first six months of 2000, AMD reported total sales of $2,262,466,000 and net income of $396,491,000, or $2.36 per diluted share. For the same period of 1999, AMD reported total sales of $1,226,702,000 and a net loss of $48,471,000, or a loss of $0.33 per share, including the gain on the sale of Vantis and restructuring and other special charges.

     "AMD had another great quarter," said Hector de J. Ruiz, president and chief operating officer of AMD. "Strong revenue growth in both of our principal product lines - PC processors and flash memory devices - again resulted in record sales and earnings."

     In what is traditionally the weakest quarter for PC processors, the company reported that combined unit shipments of AMD Athlon, AMD Duron, and AMD K6-2(TM) processors remained near record levels at well in excess of 6 million units.

     "During the quarter, AMD introduced two enhanced seventh-generation PC processors," said Ruiz. "The new AMD Athlon(TM) processor, formerly code-named `Thunderbird,' features 256K of on-die L2 cache memory and is targeted at the performance sector of the PC market. AMD also commenced shipments of the AMD Duron(TM) processor, formerly code-named `Spitfire,' featuring 64K of on-board L2 cache memory. The AMD Duron processor is targeted at the value segment of the PC market.

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     "Demand for AMD processors remains strong. Combined unit sales of AMD seventh-generation processors - the AMD Athlon and AMD Duron processors - increased by 52 percent over the immediate-prior quarter to more than 1.8 million units, meeting our previously stated goal. We are especially pleased at the strong support we have received from our infrastructure partners during the transition to the newest version of the AMD Athlon processor family. With the additional production capacity of our new Dresden facility, we believe we are on target to double unit shipments of AMD seventh-generation processors in each of the next two quarters to 3.6 million units in the third quarter and to 7.2 million units in the fourth quarter," said Ruiz.

     Ruiz noted that AMD successfully met a number of important challenges in the just-completed quarter. "We achieved our goal of increasing AMD seventh-generation processor unit shipments by 52 percent sequentially while making a successful transition to our newest AMD Athlon and AMD Duron products. During the quarter, we converted all AMD Athlon processor production to the new version, featuring on-chip L2 cache memory. Fab 30 in Dresden transitioned to production status, completing an excellent start-up phase employing our most advanced process technology - 0.18-micron technology using copper interconnects. We are rapidly ramping production in Fab 30, and to date we have met or exceeded every milestone along the way," said Ruiz.

     "Our progress in flash memory was equally successful. Memory Group sales grew by more than 10 percent over the immediate-prior quarter," Ruiz continued.

     "During the quarter, AMD introduced two advanced flash memory products for high-end cellular telephones. Working closely with Nokia, AMD developed 32- and 64-megabit devices with simultaneous read-write architecture and 1.8-volt operation for extended battery life. These features are critical in adding new capabilities to cellular telephones, such as Internet connectivity, video streaming, and the functionality of handheld information appliances.

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     "Demand for AMD flash memory products continues to exceed our production capacity," said Ruiz. "We are adding capacity as rapidly as possible to support our customers. During the quarter Fujitsu AMD Semiconductor Limited (FASL) made initial shipments from a production facility in Iwate, Japan, and qualified production in additional facilities in Aizu-Wakamatsu and Gresham, Oregon. As announced earlier today, FASL broke ground for construction of a third megafab for flash memory production at Aizu-Wakamatsu, Japan. Initial production at this new facility, designated JV3, is planned to commence in the second half of 2001.

     "Today we are reaping the rewards of AMD's sustained commitment to investing in process technology, product development, and production capacity for both PC processors and flash memory products. AMD has the strongest product portfolio in its 31-year history, with industry-leading products for our target markets. We have excellent relationships with leading customers around the world, and we continue to operate in a favorable market environment. During my first six months at AMD, I have been very favorably impressed with the dedication of the AMD workforce and the total commitment to success that permeates the company," Ruiz concluded.

Current Outlook
     The company's outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially.

     Despite the loss of revenues as a result of the sale of the Communication Products Division, AMD projects that sales will be higher in the third quarter than in the immediate-prior quarter. The company's current overall outlook is based on the following projections for its major product lines:

     The company projects that combined unit shipments of AMD Athlon and Duron family processors will increase to 3.6 million units in the third quarter and to
7.2 million units in the fourth quarter, resulting in a richer mix and a higher blended average selling price and higher revenues for PC processors.

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     AMD projects that Memory Group sales will grow in the 10 percent range in the third quarter and will achieve a similar growth rate in the fourth quarter. The company projects that demand for flash memory products will continue to exceed supply.

AMD Teleconference

     AMD will hold a teleconference for the financial community at 2:30 PM Pacific Daylight Time today to discuss second-quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its web sit at http://www.amd.com or
                                 ------------------
http://www.streetfusion.com. The webcast will be available for two weeks after
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the teleconference.

     AMD will also provide a telephone recording of the teleconference, which will be available at approximately 4:30 PM PT today. Interested persons may listen to the playback of the teleconference by calling the following toll-free number: 1-800-633-8284 and entering the code number 15676264.

Cautionary Statement

     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. There can be no assurance that demand for the company's products will continue at current or greater levels, or that the company will continue to grow revenues, operating profits, or earnings.

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There are also risks that the company will not be able to produce the AMD Athlon and AMD Duron processors in the volume, speed mix or with the feature set necessary to meet customer requirements and the company's plans and goals; that Intel Corporation pricing, marketing programs, new product introductions or other activities targeting the company's processors business will prevent attainment of the company's current processor sales plans; that third parties may not provide timely or adequate infrastructure solutions to support the AMD Athlon and AMD Duron processors; and that the company will not be able to grow demand for its PC processors sufficiently to utilize fully its processor production capacity. We urge investors to review in detail the risks and uncertainties in the company's Securities and Exchange Commission filings, including but not limited to the report on Form 10-K for the year ended December 26, 1999.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).
                                    --30--

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